EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS

ATLANTA, Georgia, March 30, 2009 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2008. Atlantic American reported a net loss for the year ended December 31, 2008 of $3.9 million, or $0.25 per diluted share, as compared to net income of $7.3 million, or $0.25 per diluted share, for the year ended December 31, 2007. The net loss was primarily a result of the loss from discontinued operations of $3.4 million, or $0.16 per diluted share, for the year ended December 31, 2008 compared to a loss of $4.3 million, or $0.20 per diluted share, from discontinued operations for the year ended December 31, 2007. Additionally, realized investment losses for 2008 were $4.0 million, related primarily to impairment losses, as compared to realized investment gains of $12.6 million for 2007, resulting primarily from the sale of a common stock holding in Wachovia Corporation. Income from continuing operations before realized investment gains (losses) and income taxes was $3.0 million for the year ended December 31, 2008 and $6.5 million for the year ended December 31, 2007. Premiums during 2008 decreased $6.4 million, or 6.6%, to $91.4 million from 2007 premiums of $97.8 million. Premium decreases were primarily attributable to significant price and product competition in all lines of business, particularly in the Company’s property and casualty segment.

During the fourth quarter ended December 31, 2008, the Company reported a net loss of $2.8 million, or $0.14 per diluted share, compared to net income of $4.2 million, or $0.15 per diluted share, during the same period in 2007. The loss from discontinued operations was $1.3 million, or $0.06 per diluted share for the quarter ended December 31, 2008 and resulted primarily from an adjustment to the purchase price received by the Company related to the sale of its discontinued operations. The loss from discontinued operations for the fourth quarter ended December 31, 2007 was $4.6 million, or $0.17 per diluted share. Realized investment losses for the fourth quarter ended December 31, 2008 were $3.7 million as compared to realized investment gains of $11.6 million for the fourth quarter ended December 31, 2007. Income from continuing operations before realized investment gains (losses) and income taxes was $0.9 million for the fourth quarter ended December 31, 2008 and $2.9 million for the fourth quarter ended December 31, 2007. Premiums for the fourth quarter of 2008 decreased 2.5% to $23.2 million compared to $23.7 million for the fourth quarter of 2007.

Commenting, Hilton H. Howell, Jr., president and chief executive officer, stated, “We made significant progress in 2008 and our streamlined operations have positioned us in a distinctly positive position as we begin 2009.  The disposition of our regional property and casualty companies, Georgia Casualty & Surety and Association Casualty Insurance Companies, has been completed and we have redeemed our Series B preferred stock, outstanding since 1995, at a discount to our accrued liability for this issue, which increased our book value per common share.  We now retain a significant cash position of close to $20 million at the holding company, which, during these difficult times, provides an important measure of safety and security to our balance sheet.  We have invested in the individuals and systems of our continuing operations, Bankers Fidelity Life, American Southern Insurance, and American Safety Insurance, and we believe that there will be many opportunities that we will be able to take advantage of through the enhanced strength of our balance sheet.  Although we recognized a number of investment impairments during 2008, we feel that they are relatively minor in terms of what was experienced in the industry and in the economy more broadly.  As a consequence of all these actions, I have never been more optimistic in the future and competitive position of our companies despite the difficult nature of our current economy.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of December 31, 2008

	Three months ended Dec. 31,		Year ended Dec. 31,
(Unaudited; In thousands, except per share data)	2008	2007	2008	2007
Insurance premiums	$ 23,151	$ 23,734	$ 91,381	$ 97,824
Investment income	3,035	2,926	11,814	11,722
Realized investment gains (losses), net	(3,654)	11,556	(3,995)	12,627
Other income	111	200	531	799
Total revenue	22,643	38,416	99,731	122,972
Insurance benefits and losses incurred	14,168	13,478	56,830	58,701
Commissions and underwriting expenses	7,901	7,441	30,816	32,663
Interest expense	781	1,045	3,298	4,160
Other	2,512	1,982	9,779	8,350
Total benefits and expenses	25,362	23,946	100,723	103,874
Income (loss) from continuing operations before taxes	(2,719)	14,470	(992)	19,098
Income tax expense (benefit)	(1,210)	5,696	(526)	7,513
Income (loss) from continuing operations	(1,509)	8,774	(466)	11,585
Income (loss) from discontinued operations, net of tax	(1,251)	(4,613)	(3,417)	(4,333)
Net income (loss)	$ (2,760)	$ 4,161	$ (3,883)	$ 7,252
Basic income (loss) per common share:
Income (loss) from continuing operations	$ (0.08)	$ 0.38	$ (0.09)	$ 0.46
Income (loss) from discontinued operations	(0.06)	(0.21)	(0.16)	(0.20)
Net income (loss)	$ (0.14)	$ 0.17	$ (0.25)	$ 0.26
Diluted income (loss) per common share:
Income (loss) from continuing operations	$ (0.08)	$ 0.32	$ (0.09)	$ 0.45
Income (loss) from discontinued operations	(0.06)	(0.17)	(0.16)	(0.20)
Net income (loss)	$ (0.14)	$ 0.15	$ (0.25)	$ 0.25

Selected Balance Sheet Data	December 31, 2008	December 31, 2007
Total investments	$ 173,116	$ 178,059
Assets of discontinued operations	0	196,154
Total assets	266,609	458,254
Insurance reserves and policy funds	130,774	128,078
Debt	41,238	53,988
Total shareholders' equity	75,414	87,794
Book value per common share	3.06	3.09